Exhibit 99.1

Contacts:	Meg McGilley Chief Financial Officer (858) 480-0402

Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2007 FIRST QUARTER FINANCIAL RESULTS
•	First quarter 2007 net loss of $6.9 million, or $0.38 per share, vs. $13.5 million, or $0.75 per share, in 2006 first quarter
•	New Drug Application (NDA) submission for SILENOR™ (doxepin HCl) planned for third quarter of 2007
Conference call scheduled today at 5:30 a.m. PT; Simultaneous webcast at
www.somaxon.com and www.opencompany.info
SAN DIEGO, CA — May 8, 2007 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the first quarter ended March 31, 2007.
Financial Results
For the first quarter of 2007, net loss applicable to common stockholders was $6.9 million, or $0.38 per share, compared to $13.5 million, or $0.75 per share, for the first quarter of 2006.
As a development stage pharmaceutical company, Somaxon had no revenues during the first quarter of 2007.
Research and development expenses for the first quarter of 2007 were $3.8 million, compared to $12.3 million for the first quarter of 2006. The decrease is primarily due to the company completing its Phase 3 clinical trial program for SILENOR™ and its clinical trials of nalmefene for smoking cessation and the treatment of pathological gambling during 2006, partially offset by an increase in general research and development costs due primarily to an increase in personnel as operations continued to grow.

Marketing, general and administrative expenses were $3.7 million for the first quarter of 2007, compared to $2.2 million for the first quarter of 2006. The increase was primarily caused by higher costs associated with complying with the regulations applicable to a public company, an increase in marketing, general and administrative personnel, and an increase in market research associated with SILENOR™.
The company recognized $1.6 million of share-based compensation expense in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R) for the first quarter of 2007, compared to $0.9 million for the first quarter of 2006.
At March 31, 2007, the company had cash and cash equivalents and short-term investments totaling $49.4 million and no long-term debt. At December 31, 2006, the company had cash and cash equivalents and short-term investments totaling $57.9 million and no long-term debt.
“Our focus for 2007 is on our planned submission of a New Drug Application for SILENOR™ in the third quarter,” said Ken Cohen, Somaxon’s President and Chief Executive Officer. “In addition, we are in discussions with a number of other pharmaceutical companies with the goal of optimizing the commercial success of SILENOR™, and we expect to complete a strategic transaction in 2007.”
Company Development and Regulatory Update
In 2006, Somaxon reported the results of all of its four Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. As the company previously reported, these clinical trials demonstrated statistically significant and clinically meaningful improvements across multiple endpoints measuring sleep onset, sleep maintenance and sleep duration. The clinical trial results also demonstrated a favorable safety and tolerability profile, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance or amnesia.
The company reported the results from the first of these clinical trials, which evaluated SILENOR™ in the treatment of adults with chronic insomnia, in April 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS) and Total Sleep Time (TST).
Somaxon reported results from its second Phase 3 clinical trial, which evaluated SILENOR™ in healthy adults experiencing transient insomnia in a sleep laboratory setting, in October 2006.

SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, TST and Latency to Sleep Onset (LSO).
The company reported results from its third Phase 3 clinical trial, which evaluated SILENOR™ in elderly patients with primary sleep maintenance insomnia in an outpatient setting, in November 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of subjective Total Sleep Time (sTST), as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.
The company reported results from its fourth and final Phase 3 clinical trial, which evaluated long-term use of SILENOR™ in elderly patients with primary sleep maintenance insomnia, in December 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of WASO, as well as a range of secondary endpoints including TST, Sleep Efficiency, sTST, and LSO.
As previously disclosed, based on a request it received from the U.S. Food and Drug Administration (FDA) in May 2006, the company initiated a preclinical program for SILENOR™ consisting of standard genotoxicity, reproductive toxicology and carcinogenicity studies. The FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the NDA for SILENOR™. The FDA also indicated that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
In September 2006, Somaxon completed the genotoxicity studies and submitted the results to the FDA. No signal indicative of genotoxicity was found in any of the assays. In recent correspondence, the FDA agreed with the company’s assessment that SILENOR™ does not appear to have genotoxic potential. The FDA indicated that, unless other preclinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-NDA approval commitment.

The reproductive toxicology studies are ongoing, and Somaxon expects to complete them in the first half of 2007. The company plans to file the NDA for SILENOR™ in the third quarter of 2007, assuming that the reproductive toxicology studies proceed as currently scheduled.
In addition, the company has initiated a 26-week transgenic mouse carcinogenicity study and intends to submit the results from this study for approval of the NDA. The company is also conducting dose range finding studies in preparation for a standard two-year carcinogenicity study.
Conference Call Information and Forward-Looking Statements
On Tuesday, May 8, 2007, the company will host a conference call with interested parties beginning at 8:30 a.m. ET (5:30 a.m. PT) to review the results of operations for the first quarter ended March 31, 2007. The conference call will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info. The call will also be archived and accessible at both sites for approximately one year. Alternatively, callers may participate in the conference call by dialing (866) 249-6463 (domestic) or (303) 262-2191 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11089071.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and clinical developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. Somaxon expects to file an NDA with the FDA for SILENOR™ in the third quarter of 2007, assuming that its ongoing reproductive toxicology studies proceed as currently scheduled. Somaxon has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. It has also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.

Somaxon cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements. For example, statements regarding the FDA’s requirements relating to Somaxon’s preclinical studies, the planned filing of an NDA for SILENOR™ and the potential for post-approval carcinogenicity studies are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential to enter into and the terms of any strategic transaction; the potential for SILENOR™ or Somaxon’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the results of pending preclinical studies for SILENOR™ or Somaxon’s other product candidates; the timing of receipt of preclinical study results and any NDA submission; unexpected findings relating to SILENOR™ or Somaxon’s other product candidates that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the potential for the FDA to require preclinical or clinical requirements to support an NDA filing for SILENOR™ or Somaxon’s other product candidates, or the imposition of additional requirements to be completed before or after regulatory approval; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™ or Somaxon’s other product candidates; the scope and validity of patent protection for SILENOR™ and Somaxon’s other product candidates; the market potential for insomnia and other target markets, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Quarter ended March 31,
	2007	2006
	(In thousands, except per share amounts)

Operating expenses
License fees	$154	$154
Research and development	3,754	12,294
Marketing, general and administrative expense	3,664	2,200

Total operating expenses	7,572	14,648

Loss from operations	(7,572)	(14,648)
Interest and other income	698	1,107

Net loss	(6,874)	(13,541)

Basic and diluted net loss per share	$(0.38)	$(0.75)
Shares used to calculate net loss per share	18,079	17,936

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(in thousands)

ASSETS
Current assets
Cash, cash equivalents and investments	$49,371	$57,914
Other current assets	1,013	515

Total current assets	50,384	58,429
Long-term restricted cash	600	600
Property and equipment, net	245	263
Other assets	160	160

Total assets	$51,389	$59,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,323	$5,731
Accrued liabilities	836	1,364

Total current liabilities	4,159	7,095

Total stockholders’ equity	47,230	52,357

Total liabilities and stockholders’ equity	$51,389	$59,452